UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):
November 11, 2009

FRANKLIN COVEY CO.

(Exact name of registrant as specified in its charter)

Commission File No. 1-11107

Utah	87-0401551
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

2200 West Parkway Boulevard
Salt Lake City, Utah  84119-2099
(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code:  (801) 817-1776

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

[ ]      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On November 11, 2009, Franklin Covey Co. (the Company) entered into a third modification agreement with JPMorgan Chase Bank, N.A. (the Lender) on its line of credit facility (the Third Modification Agreement).  The Lender also provides the majority of the Company’s day-to-day banking services.

Under terms of the Third Modification Agreement, the funded debt to earnings and fixed charge coverage ratios were relaxed for the quarterly measurement periods ending in November 2009 and February 2010.  The other financial covenants of the Company made pursuant to the line of credit, which include a limitation on capital expenditures and a defined amount of minimum net worth, remain unchanged.  In the event of noncompliance with these financial covenants and other defined events of default, the Lender is entitled to certain remedies, including acceleration of the repayment of amounts outstanding on the line of credit.

The Third Modification Agreement also increases the effective interest rate on the line of credit facility from LIBOR plus 2.00 percent to LIBOR plus 3.50 percent, effective on the date of the Third Modification Agreement, and modifies certain provisions regarding the expiration date of letters of credit issued under the line of credit.  The Company is also required to deliver monthly financial reports to the Lender through March 14, 2010, which is the maturity date of the line of credit facility.

The foregoing description of the Third Modification Agreement does not purport to be complete and is qualified in its entirety by reference to the text of the Third Modification Agreement, which is filed as Exhibit 10.1 attached hereto.

The original credit agreements with the Lender are described in further detail in, and the corresponding agreements are attached as exhibits to, the Form 8-K filed with the Securities and Exchange Commission on March 19, 2007.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement

On November 11, 2009, the Company entered into the Third Modification Agreement with the Lender on its line of credit facility as described above in Item 1.01.  The information in Item 1.01 is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits:
	10.1	Third Modification Agreement by and among Franklin Covey Co. and JPMorgan Chase Bank, N.A., dated November 11, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRANKLIN COVEY CO.

Date:	November 16, 2009	By:	/s/ Stephen D. Young
Stephen D. Young
Chief Financial Officer